Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA AGREES TO ACQUIRE SKILLED NURSING/TRANSITIONAL CARE PORTFOLIO FOR $234.0 MILLION

IRVINE, Calif., June 24, 2015 (GLOBE NEWSWIRE) — Sabra Health Care REIT, Inc. (NASDAQ: SBRA) (NASDAQ: SBRAP) announced that it has agreed to purchase a portfolio of four transitional care facilities located in Maryland.

On June 22, 2015, Sabra agreed to acquire four skilled nursing facilities that specialize in transitional care and medically complex post-surgical, ventilator and dialysis patients with a total of 678 licensed beds (collectively, the “NMS Portfolio”) located in Maryland for $234.0 million. Upon completion of the acquisition, Sabra and the current operator will enter into a triple-net master lease agreement on three of the facilities and enter into a triple-net lease agreement on the fourth facility which is encumbered by a HUD loan. Each of the master lease and the lease for the fourth facility will have an initial term of 15 years with two 10-year renewal options and annual rent escalators equal to the greater of 2.50% or CPI, but not to exceed 2.75%. The leases are collectively expected to generate annual lease revenues determined in accordance with GAAP of $24.5 million and an initial yield on cash rent of 8.75%. Closing on the acquisition of three of the facilities, with an allocated purchase price of $175.2 million, is expected to occur on June 30, 2015. The fourth facility is expected to close upon the assumption of an existing $10.8 million HUD loan having an interest rate of 5.60% per annum. The closing of the acquisition of the NMS Portfolio is subject to customary conditions, including the satisfactory completion by Sabra of its due diligence and, as to the fourth facility, the HUD loan assumption. In addition to the HUD loan assumption, Sabra expects to fund the remainder of the acquisition with available cash and proceeds from their revolving credit facility. After giving effect to the completion of the NMS Portfolio acquisition, Sabra’s total investments year to date for 2015 would be $406.5 million, with a blended cash yield of 7.89%.

Commenting on these investments, Rick Matros, CEO and Chairman, said, “The Canadian acquisition we recently announced reduced our skilled nursing exposure to approximately 50%, opening up the opportunity for us to look more seriously at skilled nursing acquisitions. The NMS Portfolio will only increase that exposure to 55.9%, and our intent is to maintain our skilled nursing exposure at or around 50%. We had first looked at this portfolio a few years ago and were very impressed with the team. Their focus was and is on short stay post-surgical patients and longer term complex medical patients requiring ventilator care and other complex conditions. They’ve continued to build on that capability since we were first introduced to them. The State of Maryland, like numerous other states, has specialized Medicaid rates for complex medical patients that approximate Medicare rates so the operating team can access Medicare, Managed Care and non-traditional Medicaid reimbursement sources for these services. Other operators in our portfolio do the same in select states.”

Mr. Matros further remarked, “Currently, there is a small percentage of operators in the skilled nursing sector that have strategically moved their model in this direction which we believe to be the future of the business. Over time that number will increase. We are fortunate to have quite a few operators in our portfolio whose business model reflects ‘the new world order’ including the Vision portfolio we acquired in the 4th quarter of 2014. Genesis is moving in that direction with their PowerBack model. Our focus is to populate our skilled nursing portfolio with more of this higher end model.”

“We are pleased to be aligned with the NMS team and look forward to a productive partnership,” he added.

ABOUT SABRA

Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a “REIT”) that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding our expectations concerning the NMS Portfolio acquisition, our future skilled nursing exposure and the future of the skilled nursing business.

Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: our dependence on Genesis Healthcare, Inc. and certain wholly owned subsidiaries of Holiday AL Holdings LP until we are able to further diversify our portfolio; our dependence on the operating success of our tenants; the dependence of our tenants on reimbursement from governmental and other third-party payors; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; our ability to raise capital through equity and debt financings; the relatively illiquid nature of real estate investments; competitive conditions in our industry; the loss of key management personnel or other employees; the impact of litigation and rising insurance costs on the business of our tenants; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; our ability to maintain our status as a REIT; compliance with REIT requirements and certain tax matters related to our status as a REIT; and other factors discussed from time to time in our news releases, public statements and/or filings with the Securities and Exchange Commission (the “SEC”), especially the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking statements made in this press release are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

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